Exhibit 10.61
July 6, 2022

Rodney O. Martin, Jr.

c/o Voya Financial, Inc. 230 Park Avenue
New York, N.Y. 10169

Re: Amended and Restated Employment Agreement

Dear Rod:

This letter is your AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 6,2022 (the “Agreement”) with Voya Financial, Inc., a Delaware corporation (the “Company”). It sets forth the terms of your employment with the Company and its subsidiaries from the date hereof through February 29, 2024. It replaces and supersedes in its entirety your Amended and Restated Employment Agreement, dated July 25, 2013, with ING U.S., Inc., and ING North America Insurance Corporation and your Employment Agreement, dated December 11, 2014, with Voya Financial, Inc., including any amendments made thereto up to the date hereof.

1.Your Positions, Performance and Other Activities.

a.Positions. During the CEO Term (as defined herein), you will be employed in the position of Chief Executive Officer of the Company and serve as the Chairman of the Board of Directors of the Company (the “Board”). During the Executive Chairman Term (as defined herein), you will be employed by the Company and serve in the position of Executive Chairman of the Board; provided that in the event you are not elected as a member of the Board during the Executive Chairman Term, you shall continue to be employed by the Company in such position as shall be agreed between you and the Board.

b.Authority, Responsibilities and Reporting. You will have the authority, responsibilities and reporting relationships that correspond to your position as the senior-most executive officer of the Company during the CEO Term. Also, you will have any particular authority, responsibilities and reporting relationships consistent with your position that the Board may assign or delegate to you from time to time. During the Executive Chairman Term, you will have such authority, responsibilities and reporting relationships consistent with your position as Executive Chairman of the Board as determined by the Board from time to time.

c.Performance. During your employment during the Combined Term (as defined herein), you will devote your entire business time, attention and efforts to the responsibilities of your employment under this Agreement and will use good faith efforts to discharge your responsibilities to the best of your ability. However, you will be permitted to do the activities stated in Section 1(e).

d.Place of Employment. Your place of employment will be your residence in the State of Florida, unless mutually agreed by the parties. The Company may, however, require you to travel on business to an extent consistent with your position.

e.Other Activities. During your employment, you will not render any business, commercial or professional services to any entity that is not a member of the group comprised of the Company and its affiliates (together, the “Group”). However, you may:

1.serve on a for-profit corporate board;

2.serve on civic or charitable boards; and

3.manage personal investments;

Exhibit 10.61
as long as (A) your activities described in clauses (1), (2) and (3) above do not (individually or in the aggregate) interfere with your performance of the responsibilities of your employment under this Agreement and (B) any service on a for-profit corporate board is subject to pre-approval by the Board or as delegated by the Board to one of its committees, which is not to be unreasonably withheld based on the facts and circumstances at the time.

2. Term.

The term of your employment as Chief Executive Officer of the Company and Chairman of the Board under this Agreement shall continue to run, unless terminated earlier as provided in Section 5 of this Agreement, until December 31, 2022 (the “CEO Term”). The term of your employment in the position of Executive Chairman of the Board under this Agreement shall run from January 1, 2023 and, unless terminated earlier as provided in Section 5 of this Agreement, end on February 29, 2024 (the “Executive Chairman Term”, and the CEO Term and the Executive Chairman Term together, the “Combined Term”). Notwithstanding anything herein to the contrary, the expiration of the Combined Term on February 29, 2024 shall not constitute a termination by the Company without Cause or by you for Good Reason. References in this Agreement to “your employment” are to your employment under this Agreement during the CEO Term, the Executive Chairman Term or the Combined Term, as applicable.

3. Your Compensation.

a.Base Salary. During your employment during the CEO Term, you will receive an annual base salary (your “Salary”) in an amount of $1,200,000 and during your employment during the Executive Chairman Term, your Salary will be in an amount of $1,025,000, in each case payable semi-monthly in accordance with the Company’s regular payroll practices.

b.Annual Cash Incentive Plan. During your employment during the Combined Term, you will be eligible to participate in the Annual Cash Incentive Plan (as it may be amended from time to time, the “ACIP”) in respect of each of fiscal years 2022, 2023 and 2024. Your target bonus opportunity under the ACIP will be equal to 225% (i) of your Salary during the CEO Term for fiscal year 2022, (ii) of your Salary during the Executive Chairman Term for fiscal year 2023 and (iii) of your Salary during the Executive Chairman Term multiplied by a fraction the numerator of which is 60 and the denominator of which is 366 for fiscal year 2024 (each, an “ACIP Target Opportunity”) with any actual award (higher or lower) determined by the Compensation, Benefits and Talent Management Committee of the Board (the “Committee”) based on the Company’s actual performance and your actual performance, subject to the terms and conditions of the ACIP. Your ACIP awards shall be subject to terms and conditions no less favorable than those applicable to other senior executive officers of the Company with respect to their annual incentive award opportunities.

c.Long-Term Incentive Plans. During your employment during the Combined Term, you will be eligible to receive a long-term incentive award opportunity in respect of each fiscal years 2022 and 2023 (which grant shall be made no later than such date when long-term incentive award grants are made to other senior executive officers in respect of such fiscal year), with a target value equal to 750% (i) of your Salary during the CEO Term for fiscal year 2022 and (ii) of your Salary during the Executive Chairman Term for fiscal year 2023 (each, a “Target LTI Opportunity”) with any actual award (higher or lower) determined by the Committee based on your actual performance, subject to the terms and conditions of the applicable long-term incentive plan of the Company under which such awards are granted and with the form(s) of the award (e.g., performance units, restricted stock units, options or other awards) and performance metrics to be determined by the Committee in its discretion.

d.Benefit Plans. During your employment during the Combined Term, you will be entitled to participate in each of the Company’s employee benefit and welfare plans, including plans providing retirement benefits or medical, dental, hospitalization, life or disability insurance, on a basis that is at least as favorable as that provided to other senior executives of the Company generally.

Exhibit 10.61
4. Other Employee Benefit Provisions.

a.Paid Time-Off (PTO) Bank. You will be entitled to an annual PTO Bank on a basis that is at least as favorable as that provided to other senior executive officers of the Company generally. The PTO Bank can be used for absences for vacation, personal time, family illness and individual sick days.

b.Business Expenses. You will be reimbursed for all reasonable business and entertainment expenses incurred by you in performing the responsibilities of your employment under this Agreement, subject to the Company’s normal reimbursement policy for its senior executives generally.

c.Indemnification. To the fullest extent permitted by law, the Company will indemnify you against any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising by reason of your status as a director, officer, employee and/or agent of the Company or any of its affiliates during your employment. In addition, to the fullest extent permitted by law, the Company will pay or reimburse any expenses, including reasonable attorney’s fees, you incur in investigating and defending any actual or threatened action, suit or proceeding for which you may be entitled to indemnification under this Section 4(c). However, you agree to repay any expenses paid or reimbursed by the Company if it is ultimately determined that you are not legally entitled to be indemnified by the Company. If the Company’s ability to make any payment contemplated by this Section 4(c) depends on an investigation or determination by the Board (or the board of directors of any past, present or future affiliate of the Company), at your request the Company will use its best efforts to cause the investigation to be made (at the Company’s expense) and to have the Board (or such other board) reach a determination as soon as reasonably possible. The indemnification and payment or reimbursement of expenses provided by the Company pursuant to this Agreement shall not be deemed exclusive of any other rights to which you may be entitled under any officers’ and directors’ liability insurance policies, agreements, the Company’s articles of incorporation, charter or bylaws, or other laws (common or statutory), as to your action as a director, officer, employee and/or agent of the Company or any past, present or future affiliate.

d.SERP. You and the Company agree that, for purposes of Section 5 (Forfeiture of Benefits) of the Company’s Supplemental Executive Retirement Plan (Amended and Restated December 2011), you will only be considered to have “engage[d] in competition with the Company” if you breach your obligations under Section 7(d) of this Agreement.

e.Equity Awards. You and the Company agree that, with respect to any equity awards granted to you by the Company during the Combined Term:

i.To the extent any form of award agreement adopted by the Company contains post-employment restrictive covenants, your award agreement will reference Section 7 of this Agreement in lieu of those post- employment restrictive covenants and, in any event, Section 7 of this Agreement shall supersede any provisions in such award agreement that is in conflict with Section 7.

ii.To the extent any form of award agreement adopted by the Company contains provisions for adjustment or cancellation of outstanding awards, your award agreement will provide that such actions shall be authorized only in the event of conduct or acts triggering the claw back of awards set forth in such award agreement and shall also be subject to the Voya Financial, Inc. Compensation Recoupment Policy, as it may be amended from time to time.

5. Early Termination of Your Employment.

a.No Reason Required. You or the Company may terminate your employment during the Combined Term early at any time for any reason, or for no reason, subject to compliance with Section 5(b) of this Agreement. This includes early termination by the Company with or without Cause (as defined below) and early termination by you for Good Reason (as defined below) or any other reason.

Exhibit 10.61
b.Advance Notice Required. To terminate your employment before the end of the Combined Term, either you or the Company must provide notice to the other (a “Termination Notice”). You and the Company agree to provide 90 days’ advance Termination Notice of any early termination, unless your employment is terminated by the Company for Cause or because of your Disability (as defined below) or death. The Company may elect to place you on paid leave for all or part of the advance notice period.

c. Termination Date. The effective date of early termination of your employment will be:

1. 90 days after Termination Notice is given, unless your employment is terminated by the Company for Cause or by your Disability or death,

2.the time Termination Notice is given, if your employment is terminated by the Company for Cause, although the Company may provide a later effective date in the Termination Notice,

3. 30 days after Termination Notice is given, if your employment is terminated because of your Disability, or

4.the time of your death, if your employment is terminated because of your death.

d. Termination by the Company for Cause.

1.“Cause” means any of the following:

A.Your willful failure to perform substantially your responsibilities to the Company under this Agreement, after written demand for substantial performance has been given by the Board that specifically identifies how you have not substantially performed your responsibilities. Cause does not, however, include failure resulting from your incapacity due to mental or physical illness or injury or from any permitted leave required by law or any failure after the Company gives Termination Notice other than for Cause or Disability.

B.Your engagement in illegal conduct or in gross negligence or willful misconduct, in any case, that is materially and demonstrably injurious to the Company.

C.Your material breach of any provision of Section 7.

For purposes of this definition, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that the action or omission was in the best interests of the Company. Any act or omission by you based on authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company. Your employment may only be terminated for Cause by a duly adopted resolution of the Board.

2.To terminate your employment for Cause, all of the following must be satisfied:

A.The Company must give you notice and a 30-day period to cure the first event constituting Cause. (For the avoidance of doubt, neither subsection (A) nor (B) above requires the Company to give you more than one cure-opportunity during your employment.)

B.The Company must provide you with a Termination Notice that (i) states that you are being terminated for Cause, (ii) indicates the subsection above that the Company is relying on, and (iii) provides reasonable detail of the facts providing

Exhibit 10.61
the basis for that reliance. (The failure to include any fact in a Termination Notice that contributes to a showing of Cause does not preclude the Company from asserting that fact in enforcing its rights under this Agreement.)

C.The Company must provide you with a right to be heard by the Committee.

D.In the event such termination occurs after a “Change in Control” (as defined in the Voya Financial, Inc. 2019 Employee Omnibus Incentive Plan, as it may be amended from time to time), the decision to terminate your employment for Cause must be approved by two-thirds of the members of the board of directors of the ultimate parent company of the Company following the Change in Control.

e. Termination by you for Good Reason.

1.“Good Reason” means a material breach by the Company or by the Board of their obligations to you under this Agreement, including but not limited to:

A.a reduction in your Salary, ACIP Target Opportunity, or Target LTI Opportunity or any failure to pay compensation or other amounts due under the Agreement;

B.failure to nominate you to serve on the Board and maintain you in the positions contemplated by Section 1(a), or any material reduction or other materially adverse action related to your authority, responsibilities or duties, or assignment of duties inconsistent with those contemplated by Sections 1(a) and (b);

C.the relocation of your principal office more than 50 miles from your residence in the State of Florida; or

D.following a Change in Control only, no longer being (i) Chief Executive Officer (if prior to the end of the CEO Term) or (ii) Chairman of a publicly-traded entity (if prior to the end of the Executive Chairman Term).

For the avoidance of doubt, the changes described in this Agreement to your salary, otherelements of your compensation, title, duties, and other matters shall not constitute “Good Reason”.

2.To terminate your employment for “Good Reason,” both of the following must be satisfied:

A.You must give the Company written notice of your intent to terminate your employment for Good Reason within 30 days after your knowledge of the occurrence of the breach constituting Good Reason and give the Company a 30-day cure period in which to cure such breach.

B.You must provide the Company with a Termination Notice that (i) states that you are terminating your employment for Good Reason and (ii) provides reasonable detail of the facts providing the basis for your Good Reason termination. (The failure to include any fact in a Termination Notice that contributes to a showing of Good Reason does not preclude you from asserting that fact in enforcing your rights under this Agreement.)

f. Termination on Disability or Death.

1.The term “Disability” has the same meaning as set forth in the Company’s long-term disability plan. If the Company determines in good faith that your Disability has occurred, it may give you Termination Notice. If within 30 days following the Termination Notice you do not return to full-time performance of your responsibilities,

Exhibit 10.61
your employment will terminate. If you do return to full-time performance in that 30-day period, the Termination Notice will be cancelled for all purposes of this Agreement.

2.Your employment will terminate automatically on your death.

6. The Company’s Obligations in Connection With Your Termination.

a.General Effect. On termination of the Combined Term in accordance with Section 5 of this Agreement, your employment will end and the Company will have no further obligations to you under this Agreement, except as provided in this Section 6. The payments and benefits as provided in this Section 6 will not affect your rights under any other agreement you may have with the Company at the end of your employment (except as this Section 6 specifically states).

b.For Cause. If the Company terminates your employment for Cause prior to the end of the Combined Term:

1.The Company will pay you (A) your unpaid Salary through the end of your employment, (B) your Salary for any accrued PTO that you have not taken through the end of your employment, (C) any accrued expense reimbursements or other accrued vested cash entitlements through the end of your employment and (D) any earned but unpaid award under the ACIP for a fiscal year ending before the end of your employment (together, your “Accrued Compensation”).

2.The Company will timely pay you any amounts and provide you any benefits that are required, or to which you are entitled, under any plan, contract or arrangement of the Company other than those described in this Agreement (including any unpaid deferred compensation and other cash or in kind compensation accrued by you through the end of your employment (e.g., 401(k) matching contributions, deferred compensation spillover contributions)) in accordance with the existing terms and conditions of, and to the extent and at the times provided for in, the applicable plan, contract or arrangement (together, the “Other Benefits”).

c. By you for other than Good Reason. If you voluntarily terminate your employment for other than Good Reason prior to the end of the Combined Term:

1.The Company will pay you your Accrued Compensation and will provide you with the Other Benefits.

2.Subject to Section 6(g) below, following your termination of employment, each outstanding unvested restricted stock unit or performance share unit (and any other equity awards) held by you will continue to vest and be settled and shares or the equivalent (as the case may be) delivered (and in the case of stock options vest and become exercisable) on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein, including any performance-based conditions.

d. Without Cause or by you for Good Reason Prior to a Change in Control. Subject to Section 6(g) below, if, during the Combined Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason:

1.The Company will pay you your Accrued Compensation and will provide you with the Other Benefits.

2.The Company will pay you your Pro-Rata ACIP Award. Your “Pro-Rata ACIP Award” means your award under the ACIP for the fiscal year of the Company during which

Exhibit 10.61
Termination Notice is given, determined as set forth in Section 3(b) of this Agreement, multiplied by a fraction the numerator of which is the number of days of your employment since the fiscal year ending before Termination Notice is given and the denominator of which is 365.

3.The Company will pay you a lump sum severance payment in an amount equal to (A) your Salary plus your ACIP Award Opportunity (in each case as then in effect but not taking into account any reductions to those amounts which would constitute Good Reason) multiplied by (B) two (2).

4.If you elect continuation coverage under the Company’s group health plan(s) pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company will reimburse you for your premiums for 18 months.

5.Any restricted stock units, performance share units, restricted stock, stock options or any other equity-based awards held by you will continue to be vested and settled and shares delivered (or be exercisable) on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein.

e.    Without Cause or by you for Good Reason Within Two Years Following a Change in Control. Subject to Section 6(g) and 6(i) below, if, during the Combined Term, the Company terminates your employment without Cause or you terminate your employment for Good Reason within two (2) years following a Change in Control:

1.The Company will pay you your Accrued Compensation and will provide you with the Other Benefits.

2.The Company will pay you your CIC Pro-Rata ACIP Award. Your “CIC Pro-Rata ACIP Award” will be equal to your ACIP Award Opportunity (as then in effect) multiplied by a fraction the numerator of which is the number of days of your employment since the fiscal year ending before Termination Notice and the denominator of which is 365.

3.The Company will pay you a lump sum severance payment in an amount equal to (A) your Salary plus your ACIP Award Opportunity (in each case as then in effect but not taking into account any reductions to those amounts which would constitute Good Reason) multiplied by (B) two-and-a-half (2.5).

4.If you elect continuation coverage under the Company’s group health plan(s) pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company will reimburse you for your premiums for 18 months, on a monthly basis within 30 days following your payment of such premium.

5.Any restricted stock units, performance share units, restricted stock, stock options or any other equity-based awards held by you will continue to be vested and settled and shares delivered (or be exercisable) on the scheduled dates set forth in the agreements evidencing such awards without regard to any provisions regarding the effect of a termination of employment on such awards but otherwise subject to the terms and conditions set forth therein; provided, however, to the extent such treatment would not cause a violation of Section 409A of the Code (as defined below), if the award agreement for any outstanding restricted stock unit, performance share unit or other equity-based award held by you provides for any accelerated vesting or settlement, to the extent applicable to you, such provisions will supersede the vesting and settlement timing set forth in this Section 6(e)(5).

Exhibit 10.61
f. For Your Disability or Death. If, during the Combined Term, your employment terminates as a result of your death or Disability:

1.The Company will pay your Accrued Compensation and will provide you with the Other Benefits.

2.The Company will pay you and/or your estate your Pro-Rata ACIP Award.

3.Equity-based awards shall be treated pursuant to the terms of their respective award agreements.

g. Condition. The Company will not be required to make the payments and provide the benefits stated in Section 6(c)(2), 6(d)(2)-(5) or 6(e)(2)-(5) of this Agreement, unless you execute and deliver to the Company an agreement releasing the Company and its affiliates from all liability (other than the payments and benefits contemplated by this Agreement) no later than twenty-one (21) days following your receipt of such release agreement and have not revoked such release during any applicable revocation period. This release agreement will be substantially in the form attached as Annex A to this Agreement and will be provided to you no later than seven (7) days following your date of termination; provided, however, that if your termination of employment occurs within two (2) years following a Change in Control, your obligation under this Section 6(g) will be subject to the Company’s execution and delivery to you of an agreement (substantially in the form attached as Annex B to this Agreement) releasing you from all liability (other than the post-employment obligations contemplated by this Agreement) no later than the end of any revocation period applicable to your release agreement in respect of the Company and its affiliates, and if, as a result of the Company’s failure to execute and deliver to you an agreement substantially in the form of Annex B, such obligation on your part is not triggered, you shall receive the payments and benefits stated in Section 6(e)(2)-(5) of this Agreement at the time(s) provided in Section 6(h) of this Agreement notwithstanding your failure to deliver a release agreement or your revocation of such release agreement.

h. Timing and Payment. Provided you have timely delivered the release described in Section 6(g) and have not revoked such release during any applicable revocation period and you are in compliance with Section 7 of this Agreement, (i) the cash severance payment set forth in Section 6(d)(3) or Section 6(e)(3), as applicable, will be paid in a lump sum on the fortieth (40th) day after your date of termination of employment, (ii) the Pro-Rata ACIP Award will be paid pursuant to Section 6(d)(2) as soon as practicable following determination by the Company of achievement of the applicable performance goals, provided that, in any event any such Pro-Rata ACIP Award shall be paid no later than 30 days following such determination or at the same time as other employees are paid under the ACIP if earlier, (iii) the CIC Pro-Rata ACIP Award shall be paid pursuant to Section 6(e)(2) in a lump sum on the fortieth (40th) day after your date of termination of employment and (iv) restricted stock units, performance share units or other equity awards will be settled as set forth in Section 6(c)(2), 6(d)(5) or 6(e)(5), as applicable. However, any deferred compensation owed you, as well as any Other Benefits will be paid and/or provided as stated in the applicable plan. The Accrued Compensation shall be paid within thirty (30) days following your date of termination of employment or, in respect of any earned but unpaid award under the ACIP for a fiscal year ending before the end of your employment at the same time as other employees are paid under the ACIP .

i.Tax Provision. Notwithstanding anything herein to the contrary, in the event that an independent, nationally recognized, accounting firm which shall be designated by the Company with your written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for your benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and

Exhibit 10.61
only to the extent that it would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to your taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to you in the relevant tax year(s) in which any of the Total Payments is expected to be made) than if you received all of the Total Payments. If the Accounting Firm determines that you would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then you shall retain all of the Total Payments. If the Total Payments are to be reduced, the reduction shall occur in the following order:(1)reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to you, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A of the Code (as defined below), awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. You and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify you and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 6(i) shall be binding on you and the Company and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the later of your date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm.

To the extent requested by you, the Company shall cooperate with you in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by you (including your agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that your Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 6(i), you and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 6(i).

7. Your Obligations to the Company in Connection With Your Termination.

a.General Effect. This Section 7 applies during your employment and for some time after your employment ends. This Section uses the following defined terms:
“Competitive Enterprise” means any business enterprise that either (1) engages in any activity that competes anywhere with any activity that the Company or any of its subsidiaries is then engaged in or (2) holds a 10% or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

“Client” means any client or prospective client of the Group to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

Exhibit 10.61
“Proprietary Information” means confidential or proprietary information, knowledge or data concerning (1) the Group’s businesses, strategies, operations, financial affairs, organizational matters, personnel matters, budgets, business plans, marketing plans, studies, policies, procedures, products, ideas, processes, software systems, trade secrets and technical know-how, (2) any other matter relating to the Company and (3) any matter relating to clients of the Group or other third parties having relationships with the Group. Proprietary Information includes (1) information regarding any aspect of your tenure as an employee of the Group or the termination of your employment, (2) the names, addresses, and phone numbers and other information concerning clients and prospective clients of the Group, (3) investment techniques and trading strategies used in, and the performance records of, client accounts or other investment products, and (4) information and materials concerning the personal affairs of employees of the Group. In addition, Proprietary Information may include information furnished to you orally or in writing (whatever the form or storage medium) or gathered by inspection, in each case before or after the date of this Agreement. However, Proprietary Information does not include information (1) that was or becomes generally available to you on a non-confidential basis, if the source of this information was not reasonably known to you to be bound by a duty of confidentiality, or (2) that was or becomes generally available to the public, other than as a result of a disclosure by you, directly or indirectly.

“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

b. Your Importance to the Company and the Effect of this Section 7. You acknowledge that:

1.In the course of your involvement in the Group’s activities, you will have access to Proprietary Information and the Group’s client base and will profit from the goodwill associated with the Group. On the other hand, in view of your access to Proprietary Information and your importance to the Company, if you compete with the Company or any of its subsidiaries for some time after your employment, the Company and its subsidiaries will likely suffer significant harm. In return for the benefits you will receive from the Company and to induce the Company to enter into this Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 7. The Company would not have entered into this Agreement if you did not agree to this Section 7.

2.This Section 7 limits your ability to earn a livelihood in a Competitive Enterprise and your relationships with Clients. You acknowledge, however, that complying with this Section 7 will not result in severe economic hardship for you or your family.

c. Use, Disclosure and Return of Proprietary Information. You will obtain or create Proprietary Information in the course of your involvement in the Group’s activities and may already have Proprietary Information. You agree that the Proprietary Information is the exclusive property of the Group, and you agree to use and disclose Proprietary Information, both during and after termination of your employment, only for the Group’s benefit and in accordance with any restrictions placed on its use or disclosure by the Group. In addition, nothing in this Agreement will operate to weaken or waive any rights the Company may have under statutory or common law, or any other agreement, to the protection of trade secrets, confidential business information and other confidential information. When your employment terminates, you agree to return to the Company all Proprietary Information, including all notes, mailing lists, rolodexes and computer files that contain any Proprietary Information.

Notwithstanding anything herein to the contrary, nothing in this Agreement will (1) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that, you are not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected

Exhibit 10.61
violation of law or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

d. Non-Competition. During your employment and for the 24-month period following termination of your employment for any reason (the “Restricted Period”), you will not directly or indirectly:

1.hold a 2% or greater equity, voting or profit participation interest in a Competitive Enterprise;
or

2.associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with your association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

a.that is substantially related to any activity that you were engaged in,

b.that is substantially related to any activity for which you had direct or indirect managerial or supervisory responsibility, or

c.that calls for the application of specialized knowledge or skills substantially related to those used by you in your activities;

in each case, for the Group at any time during your employment; provided, however, that this Section 7(d) shall be deemed not to have been breached solely due to your service as a non-executive director on the board of directors of a Competitive Enterprise so long as such service commences not earlier than the date that is 12 months following termination of your employment..

e. Non-Solicitation of Clients. Until the end of the Restricted Period, you will not attempt to:

1.Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Group,

2.transact business with any Client that would cause you to be a Competitive Enterprise or to reduce or refrain from doing any business with the Group, or

3.interfere with or damage any relationship between the Group and a Client.

f. Non-Solicitation of Company Employees. Until the end of the Restricted Period, you will not attempt to Solicit anyone who is then an employee of the Group (or who was an employee of the Group within the prior six months) to resign from the Group or to apply for or accept employment with any Competitive Enterprise. For the avoidance of doubt, it shall not be a violation of this Section 7(f) for you to Solicit any employees of the Group through a non-targeted general advertisement or to provide references for any employees of the Group.

g. Notice to New Employers. Before you either apply for or accept employment with any other person or entity while any of Section 7(d), (e) or (f) is in effect, you will provide the prospective employer with written notice of the provisions of this Section 7 and will deliver a copy of the notice to the Company.

8. Effect on Other Agreements.

This Agreement is the entire agreement between you and the Company with respect to the relationship contemplated by this Agreement and supersedes any earlier agreement, written or oral, with respect to the subject matter of this Agreement. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

9. Assignment/Successor.

Exhibit 10.61
a.Assignment by You. You may not assign this Agreement without the Company’s consent. Also, except as required by law, your right to receive payments or benefits under this Agreement may not be subject to execution, attachment, levy or similar process.

b.Successor in Interest. In the event of a Change in Control or other reorganization of the Company, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving or resulting from such Change in Control or reorganization. The Company shall require such surviving entity to assume and agree (in writing) to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.

10. Disputes.

a.Employment Matter. This Section 10 applies to any controversy or claim between you and the Company arising out of or relating to or concerning this Agreement or any aspect of your employment with the Company or the termination of that employment (together, an “Employment Matter”).

b.Mandatory Arbitration. Subject to the provisions of this Section 10, any Employment Matter will be finally settled by arbitration in the County of New York administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect.

c.Limitation on Damages. You and the Company agree that there will be no punitive damages payable as a result of any Employment Matter and agree not to request punitive damages.

d.Injunctions and Enforcement of Arbitration Awards. You or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the County of New York to enforce any arbitration award under this Section 10. Also, the Company may bring such an action or proceeding, in addition to its rights under this Section 10 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 7. You agree that (1) your violating any part of Section 7 would cause damage to the Group that cannot be measured or repaired, (2) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those Sections, (3) no bond will need to be posted for the Company to receive such an injunction, order or other relief, (4) no proof will be required that monetary damages for violations of those Sections would be difficult to calculate and that remedies at law would be inadequate and (5) the General Counsel of the Company is irrevocably appointed as your agent for service of process in connection with any such action or proceeding (the General Counsel will promptly advise you of any such service of process).

e.Jurisdiction and Choice of Forum. You and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of New York over any Employment Matter that is not otherwise arbitrated or resolved according to this Section 10. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both you and the Company (1) acknowledge that the forum stated herein has a reasonable relation to this Agreement and to the relationship between you and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (2) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this subsection in the forum stated herein, (3) agree not to commence any such action or proceeding in any forum other than the forum stated in this subsection and (4) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on you and the Company. However, nothing in this Agreement precludes you or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of this Section 10.

f.Waiver of Jury Trial. To the extent permitted by law, you and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

Exhibit 10.61
g.Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.

h.Costs. You and the Company shall each pay its own legal fees and expenses incurred as a result of any Employment Matter; provided however, that the Company will reimburse you for the reasonable legal fees of your counsel (i) to the extent that you prevail on any material issue in dispute or (ii) if the dispute occurs within two (2) years following a Change in Control as long as you are not acting in bad faith; provided, further, that the Company shall reimburse you for the reasonable legal fees of your counsel in connection with the preparation of this Agreement in an amount not to exceed $25,000 (for which you shall submit a bill promptly following the date hereof and which the Company shall reimburse no later than December 31, 2022).

11. General Provisions.

a.Construction.

1.References to the following terms have the meanings stated:

A.To Sections are to sections of this Agreement unless otherwise stated.

B.To any contract (including this Agreement) are to the contract as amended, modified, supplemented or replaced from time to time.

C.To any law, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of laws, include any rules and regulations promulgated under the statute) and to any section of any law, rule or regulation include any successor to the section.

D.To any governmental authority include any successor to the governmental authority.

E.To any plan include any programs, practices and policies.

F.To any entity include any corporation, limited liability company, partnership, association, business trust and similar organization and include any governmental authority.

G.To any affiliate of any entity are to any person or other entity directly or indirectly controlling, controlled by or under common control with the first entity.

2.The various headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or Sections of this Agreement.

3.Unless the context requires otherwise, (A) words describing the singular number include the plural and vice versa, (B) words denoting any gender include all genders and (C) the words “include”, “includes” and “including” will be deemed to be followed by the words “without limitation.”

4.It is your and the Company’s intention that this Agreement not be construed more strictly with regard to you or the Company.

b.     Withholding. You and the Company will treat all payments to you under this Agreement as compensation for services. Accordingly, the Company may withhold from any payment any taxes that are required to be withheld under any law, rule or regulation.

Exhibit 10.61
c.    Severability. If any provision of this Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (1) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (2) the remainder of this Agreement will not be affected. In particular, if any provision of Section 7 is so found to violate law or be unenforceable because it applies for longer than a maximum permitted period or to greater than a maximum permitted area, it will be automatically amended to apply for the maximum permitted period and maximum permitted area.

d.    No Set-off or Mitigation. Your and the Company’s respective obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment or other right you or any member of the Group may have against each other or anyone else. You do not need to seek other employment or take any other action to mitigate any amounts owed to you under this Agreement, and those amounts will not be reduced if you do obtain other employment (except as this Agreement specifically states).

e.    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and will be deemed given (1) on the business day sent, when delivered by hand or facsimile transmission (with confirmation) during normal business hours, (2) on the business day after the business day sent, if delivered by a nationally recognized overnight courier or (3) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address or number (or to such other addresses or numbers as may be specified by notice that conforms hereto:

If to you, to the most recent address on file with the Company. If to the Company:
Voya Financial, Inc.
230 Park Avenue
New York, N.Y. 10169
Attention: Chief Human Resources Officer

f.    Consideration. This Agreement is in consideration of the mutual covenants contained in it. You and the Company acknowledge the receipt and sufficiency of the consideration to this Agreement and intend this Agreement to be legally binding.

g.    Amendments and Waivers. Any provision of this Agreement may be amended or waived but only if the amendment or waiver is in writing and signed, in the case of an amendment, by you and the Company or, in the case of a waiver, by the party that would have benefited from the provision waived. Except as this Agreement otherwise provides, no failure or delay by you or the Company to exercise any right or remedy under this Agreement will operate as a waiver, and no partial exercise of any right or remedy will preclude any further exercise.

h.    Third Party Beneficiaries. This Agreement will be binding on, inure to the benefit of and be enforceable by the parties, your heirs and personal representatives and the Company’s successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than you and the Company, your heirs and personal representatives and the Company’s permitted successors and assigns.

i.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A of the Code”) and shall in all respects be administered in accordance with Section 409A of the Code. In the event that any provision of this Agreement or other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Notwithstanding anything to the contrary in this Agreement or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A of the Code as of the date of your “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any payment or benefit provided for in this Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or

Exhibit 10.61
penalties under Section 409A of the Code, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you in a cash lump-sum on the first business day of the seventh calendar month following the month in which your “separation from service” occurs. Any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to you upon a “separation from service”. For purposes of this Agreement, all rights to payments and benefits hereunder will be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code and each installment of any amount to be paid in two or more installments shall be treated as a separate payment for purposes of Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

j.    Counterparts; Effective Date. This Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. This Agreement is entered into and effective as of the date hereof.

[The next page is the signature page.]

Exhibit 10.61
Very truly yours,

VOYA FINANCIAL, INC.

By:     /s/ Ruth Ann M. Gillis
Name:     Ruth Ann M. Gillis
Title: Chairman of the Compensation, Benefits and Talent Management Committee of the Board of Directors

AGREED AND ACKNOWLEDGED:

/s/ Rodney O.Martin, Jr.
Rodney O. Martin, Jr.,
Chairman and Chief Executive Officer